Exhibit 10.3
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of December 29, 2023 (the “Effective Date”), by and between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”) and Erik Romslo (the “Executive”).
WHEREAS, the Company and the Executive are party to that certain Amended and Restated Employment Agreement, dated as of June 1, 2018 (the “Original Employment Agreement”); and
WHEREAS, the Company and the Executive mutually desire to amend and restate the Original Employment Agreement as provided herein, effective as of the Effective Date.
NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive hereby agree as follows:
1.    Position and Duties.
(a)    General. During the Term (as defined below), the Executive shall serve as Chief Legal Officer and Secretary of the Company, reporting to the Company’s Chief Executive Officer. The Executive shall have such duties, authorities and responsibilities, consistent with the Executive’s position, and such other duties, authorities and responsibilities as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer or Board of Directors (the “Board”), and Executive may be required to interact with and take direction from the Board from time to time.
(b)    Principal Place of Employment. During the Term, the Executive’s principal place of employment shall be in the greater Minneapolis, Minnesota area, provided that the Executive may be required to travel from time to time on Company business during the Term.
(c)    Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote the Executive’s full attention to the Executive’s duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the Company, and shall use the Executive’s best efforts to promote and serve the interests of the Company. Further, unless the Company consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with the Executive’s faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on for-profit corporate boards, provided the Executive receives prior permission from the Board; (ii) serve on corporate, civic, children sports organization or charitable or other non-profit boards or engage in charitable activities without remuneration therefor; and (iii) manage personal investments, provided that such activity does not contravene the first sentence of this Section 1(c) or any other provision of this Agreement.
(d)    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, as reasonably determined by the Board (or a committee thereof) based on the advice of outside securities law counsel, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of the Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
2.    Term of Employment. The initial term of this Agreement will commence on the Effective Date and continue for a period of five (5) years (the “Initial Term”), and, after such time, will automatically extend, on the same terms, unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement, for subsequent periods of one (1) year (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless either party provides written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term (or any Renewal Term thereafter) or unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement.
3.    Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)    Base Salary. The Company shall pay to the Executive an annual base salary of $440,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices as established from time to time. The Base Salary shall be reviewed annually in good faith by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, and may be adjusted from time to time (but not below the amount set forth in the preceding sentence).
(b)    Equity Awards. The Executive shall be eligible to receive equity awards in accordance with and subject to the terms of the Northern Oil and Gas, Inc. Amended and Restated 2018 Equity Incentive Plan (as amended from time to time) or any successor plan and any applicable award agreement thereunder.
(c)    Employee Benefits.
(i)    Benefit Plans. The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of a like status from time to time, and as such arrangements may be amended from time to time. The Company shall contribute the maximum legally permitted amount on behalf of the Executive to the Company’s 401(k) plan as an “employee” contribution, as well as any Company matching contribution to which the Executive is entitled under the 401(k) plan.
(ii)    Expenses. The Company shall reimburse the Executive for reasonable travel, and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
(iii)    Vehicle Allowance. The Company shall provide a $25,000 annual vehicle allowance to the Executive, payable monthly in accordance with the Company’s regular payroll practices.
4.    Termination of Employment.
(a)    Equity Treatment Generally. Other than as set forth in this Section 4, the effect of any consummation of a Change in Control during the Term or upon the Executive’s termination of employment hereunder on any unvested stock options, warrants, restricted stock and restricted stock units in the Company held in the name of the Executive (the “Incentive Securities”), or any portion thereof, shall (unless otherwise provided for herein) be as provided for under the applicable grant agreements and plan document(s) governing such Incentive Securities. Except as expressly provided in Sections 4(b) and 4(c), and in the following sentence of this Section 4(a), the Company and Executive agree and acknowledge that, notwithstanding any provision in any agreement between the Executive and the Company to the contrary, for purposes of vesting in and determining the level of performance achievement under any Incentive Securities or other incentive equity awards held by the Executive (whether vested or unvested), the terms of the applicable grant agreements and plan document(s) governing such Incentive Securities or awards shall govern. Except as expressly provided in this Agreement, during the Initial Term of this Agreement, vesting and acceleration treatment for future incentive awards will be no less favorable to Executive than the treatment under the 2023 grants, unless the Compensation Committee reasonably determines in good faith that a deviation is necessary to comply with applicable legal requirements or to avoid treatment that is unreasonable versus peers due to a significant shift in market practices.
(b)    Change in Control & Termination of Employment. In the event that the Executive’s employment is terminated by the Company (or a successor to the Company) without Cause (including pursuant to a notice of non-renewal by the Company at the end of the Initial Term or any Renewal Term pursuant to Section 2) or by the Executive for Good Reason, either in connection with a Change in Control or by a Notice of Termination delivered within eighteen (18) months after the consummation of a Change in Control, conditioned upon the Executive’s timely execution and non-revocation of a release of claims in accordance with Section 4(h) and the Executive’s continued compliance with the terms of this Agreement (including, but not limited to, the Executive’s satisfactory provision of any Transition Services (as defined in Section 4(i)) and Section 7 and Section 8 hereof) and all other agreements between the Executive and the Company (or a successor to the Company) and/or its Affiliates, the Executive shall be entitled to receive payments equal to the sum of: (i) (x) two times (2x) Base Salary as of the termination date less the aggregate amount of any portion of the Notice Salary Payments (as defined in Section 4(i)) paid to the Executive during the Notice Period, if applicable, plus (y) one times (1x) the Executive’s annualized car allowance (the “Car Allowance”), plus (z) twelve (12) months’ worth of the monthly premium payment to continue the Executive’s (and the Executive’s family’s) existing group health and dental coverage calculated under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), whether or not the Executive actually elects such continuation coverage (the “COBRA Benefit”), (ii) any earned but unpaid annual bonus with respect to the calendar year ending on or preceding the date of termination of employment, payable when annual bonuses for such year are otherwise payable to similarly situated Company executives but in all events by March 15 of the year following the calendar year to which such bonus relates (the “Prior Year Bonus”); (iii) a payment equal to the product of (x) the annual bonus, if any, that the Executive otherwise would have earned for the calendar year that includes the date of termination had no such termination occurred, based on actual achievement of the applicable performance goals for such year and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year, payable when annual bonuses for such year are otherwise payable to similarly situated Company executives but in all events by March 15 of the year following the calendar year to which such bonus relates (the “Pro Rata Bonus”) (collectively, clauses (i), (ii), and (iii) the “CIC Severance Benefit”), and shall also be entitled to: (iv) immediate vesting, as of the date of termination, of any Incentive Securities that vest solely based on continued service that are held by the Executive as of the date of termination (the “CIC Equity Treatment”). The CIC Severance Benefit payable pursuant to this Section 4(b) will be paid in a lump sum no later than the forty-fifth (45th) day immediately following the Executive’s termination of employment; provided that the Executive has executed a release of any and all claims against the Company (set forth in Section 4(h) below) and the revocation period specified therein has expired without the Executive revoking such release. However, if such forty-five (45) day period straddles two (2) taxable years of the Executive, then the Company shall pay the CIC Severance Benefit in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release of claims.
(c)    Termination of Employment without Cause or for Good Reason not in Connection with a Change in Control. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, conditioned upon the Executive’s timely execution and non-revocation of a release of claims in accordance with Section 4(h) and the Executive’s continued compliance with the terms of this Agreement (including, but not limited to, the Executive’s satisfactory provision of any Transition Services and Section 7 and Section 8 hereof) and all other agreements between the Executive and the Company (or a successor to the Company) and/or its Affiliates, the Executive shall be entitled to receive payments equal to the sum of: (i) (x) two times (2.0x) Base Salary as of the termination date less the aggregate amount of any portion of the Notice Salary Payments paid to the Executive during the Notice Period, if applicable, plus (y) the Car Allowance, plus (z) the COBRA Benefit; (ii) the Prior Year Bonus; (iii) the Pro Rata Bonus (clauses (i), (ii) and (iii), collectively, the “Good Leaver Severance Benefit”), and shall also be entitled to: (iv) (x) immediate vesting, as of the date of termination, of any Incentive Securities held by the Executive as of the date of termination that vest solely based on continued service and were granted to Executive on or before January 24, 2023, and (y) immediate vesting, as of the date of termination, of a pro-rata portion of any Incentive Securities held by the Executive as of the date of termination that vest solely based on continued service, were granted to the Executive on or after January 25, 2023, and would have otherwise vested during the twelve (12) month period following the date of termination, with proration determined on an award-by-award basis (and, if necessary, a vesting tranche-by-tranche basis) and equal to the product of (A) the number of Incentive Securities that would have otherwise vested during the twelve (12) month period following the date of termination, multiplied by (B) a fraction equal to the number of days the Executive was employed during the period from the most recent vesting date under such award (or, if no such vesting date has yet occurred, then the grant date) to the date of termination, over the total number of days between the most recent vesting date under such award (or, if no such vesting date has yet occurred, then the grant date) and the next scheduled vesting date under such award (clause (iv), the “Good Leaver Equity Treatment”). The Good Leaver Severance Benefit payable pursuant to this Section 4(c)(i) will be paid in equal installments over a number of months following the termination of employment equal to twenty-four (24) less the portion of the Notice Period that the Executive remained employed, in accordance with the Company’s regular payroll practices, but no less frequently than monthly, commencing with the first payroll period following the day immediately following the Executive’s termination of employment, provided that the Executive has executed a release of any and all claims against the Company (set forth in Section 4(h) below) and the revocation period specified therein has expired without the Executive revoking such release. However, if the period for execution and revocation of such release straddles two (2) taxable years of the Executive, then the Company shall commence payment of the Good Leaver Severance Benefit in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release of claims.
(d)    Termination of Employment due to Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive shall be entitled to receive payments equal to the sum of: (x) the Prior Year Bonus and (y) the Pro Rata Bonus, provided that the Executive or the Executive’s estate, as applicable, has executed a release of any and all claims against the Company (set forth in Section 4(h) below) and the revocation period specified therein has expired without revocation.
(e)    Termination of Employment other than by the Company without Cause, by Executive for Good Reason or an Account of Death or Disability. If the Executive’s employment is terminated for any reason other than (x) by the Company without Cause, (y) by the Executive for Good Reason pursuant to Section 4(c) or (z) due to the Executive’s death or Disability pursuant to Section 4(d), as applicable, then in each case, the Executive shall be entitled to only any unpaid annual Base Salary and unreimbursed business expenses through and including the date of termination, and the Executive shall not be entitled to any CIC Severance Benefit or Good Leaver Severance Benefit or the CIC Equity Treatment or Good Leaver Equity Treatment.

(f)    Mitigation of Severance. Fifty percent (50%) of the Good Leaver Severance Benefit that the Executive may be entitled to pursuant to Section 4(c)(i) shall cease as of the date that the Executive begins employment, engagement, partnership or other services for any person or entity pursuant to which the Executive is entitled to compensation. The Executive hereby acknowledges and agrees that the Executive shall promptly notify the Company upon commencement of any such new arrangement.
(g)    No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or otherwise required by law or the terms of governing plans or programs, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Company under the terms of this Agreement.
(h)    Resignation from all other Positions. Upon any termination of the Executive’s employment for any reason or upon the Company’s direction during the Notice Period in accordance with Section 4(j), the Executive will promptly resign, and will be deemed to have automatically resigned, from any positions that the Executive holds as a member of the Board, officer, director or fiduciary of the Company or any of its Affiliates. The Executive will take all actions reasonably requested by the Company to give effect to this provision.
(i)    Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Executive shall not be entitled to any CIC Severance Benefit or Good Leaver Severance Benefit or the CIC Equity Treatment or Good Leaver Equity Treatment, and the Company shall not be obligated to make any payment to Executive other than accrued Base Salary and unreimbursed business expenses as of the termination date (and any payments otherwise required by applicable law), unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A), whereby the Executive (or the Executive’s estate or legally appointed personal representative) (i) releases the Company (and Affiliates of the Company and other designated persons) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company’s obligations to make and provide the CIC Severance Benefit or Good Leaver Severance Benefit and the Good Leaver Equity Treatment or CIC Equity Treatment, as applicable, (y) any vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, or (z) any other obligation as required by applicable law, and (ii) the Executive does not revoke such release within any applicable revocation period following the Executive’s delivery of the executed release to the Company. If the requirements of this Section 4(i) are not timely satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no CIC Severance Benefit, Good Leaver Severance Benefit, CIC Equity Treatment or Good Leaver Equity Treatment shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement.
(j)    Notice of Termination; Notice Period.
(i)    The Company or the Executive may terminate the Executive’s employment hereunder for any reason or no reason at any time upon twelve (12) months’ written notice pursuant to a Notice of Termination (as described below) (such twelve (12) month period, the “Notice Period”); provided, that the Company has the right (but not the obligation) to direct that, commencing at any time during the Notice Period and continuing until expiration of the Notice Period, (i) the Executive will not be required to perform some or all of Executive’s duties or obligations and the Company may revoke any powers or authority the Executive has on behalf of the Company or its Affiliates, and (ii) the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, advisor or other business contact of the Company and its Affiliates. During the Notice Period, the Executive shall fully cooperate to the best of the Executive’s abilities with all reasonable requests by the Company to facilitate the Executive’s transition of duties (the “Transition Services”). Notwithstanding the foregoing, the Executive will not be required to fulfill the Notice Period in the event that the Executive’s termination is for Good Reason and the Executive otherwise complies with the notice and opportunity to cure provisions set forth in the definition of “Good Reason” and Executive’s termination of employment may be effective immediately following expiration of the Company’s cure period. For the avoidance of doubt, any changes to the Executive’s terms and conditions of employment during the Notice Period in accordance with this Section 4(i) shall not constitute Good Reason. During the Notice Period and subject to the Executive’s satisfactory provision of any Transition Services, the Executive shall continue to receive the Executive’s Base Salary, payable in accordance with the Company’s regular payroll practices as established from time to time (collectively, the “Notice Salary Payments”), and remain eligible to participate in the Company’s employee benefit arrangements as set forth in Section 3(c)(i) hereof, but shall not be entitled to receive any additional equity awards pursuant to Section 3(b) hereof or any further cash bonus payments (except as otherwise provided in Section 4(b), 4(c) and 4(d)). Upon delivery or within thirty (30) days following the delivery of a Notice of Termination (other than in the case of a resignation for Good Reason), the Company has the right to, in its sole discretion, reduce the duration of or waive the Notice Period, in which case the Executive’s employment hereunder shall automatically terminate as of the expiration of the Notice Period (or upon the Company’s determination to waive the Notice Period) and the Notice Salary Payments and the Executive’s participation in any employment benefit arrangements (subject to the terms of such benefit arrangements) shall immediately cease as of the end of the Notice Period or upon waiver of the Notice Period, provided that the Company may not reduce the Executive’s Base Salary during the Notice Period and, once an end date for the Notice Period is elected or a Notice Period is waived pursuant to this sentence, the Company may not subsequently modify the Notice Period without the consent of the Executive.
(ii)    Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto and given in accordance with Section 11(l) of this Agreement. In the event of a termination by the Company for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination (in accordance with the foregoing). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
5.    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be one dollar ($1.00) less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith in consultation with its independent accountants. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any other person used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.
6.    Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement either comply with or are exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.
(b)    Any installment payment paid to the Executive pursuant to this Agreement is intended to be a separate payment for purposes of Section 409A. To the extent, if any, that the aggregate amount of the installments of Good Leaver Severance Benefit that would otherwise be paid pursuant to this Agreement after March

15th of the calendar year following the year of Notice of Termination (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Selection 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to the Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day), and the installments of the Good Leaver Severance Benefit payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, to the extent necessary to comply with or maintain an exemption from Section 409A, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.
(e)    Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
7.    Confidential Information. During the Term, the Company may provide the Executive with, and the Executive will have access to, Confidential Information (as defined below). In consideration of the Executive’s receipt of and access to such Confidential Information, and as a condition of the Executive’s employment with the Company, the Executive shall comply with this Section 7.
(a)    Both during the Term and thereafter, except as expressly permitted by this Agreement, the Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company. The Executive acknowledges and agrees that the Executive would inevitably use and disclose Confidential Information in violation of this Section 7 if the Executive were to violate any of the covenants set forth in Section 8. The Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of the Executive’s duties on behalf of the Company, the Executive shall not remove from facilities of the Company any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by the Executive or obtained by the Company. The covenants of this Section 7(a) shall apply to all Confidential Information, whether now known or later to become known to the Executive during the period that the Executive is employed by or affiliated with the Company.
(b)    Notwithstanding any provision of Section 7(a) to the contrary, the Executive may make the following disclosures and uses of Confidential Information:

(i)    disclosures to other employees, officers or directors of the Company who have a need to know the information in connection with the business of the Company;
(ii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of the Executive, such disclosure is in connection with the Executive’s performance of the Executive’s duties under this Agreement and is in the best interests of the Company;
(iii)    disclosures and uses that are approved in writing by the Board or the Chief Executive Officer; or
(iv)    disclosures to a person or entity that has (x) been retained by the Company to provide services to the Company and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    Upon termination of employment, and at any other time upon request of the Company, the Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment) in the Executive’s possession, custody or control and the Executive shall not retain any such documents or other materials or property of the Company. Within ten (10) days of any such request, the Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d)    “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to the Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that the Executive is employed by or otherwise affiliated with the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of the Company, its Affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets the Company, its Affiliates, its customers or other third parties including, but not limited to, type curves, well performance algorithms, equations to simulate investment underwriting, proprietary geological analysis and relevant data. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Executive or any of the Executive’s agents; (B) was available to the Executive on a non-confidential basis before its disclosure by the Company; (C) becomes available to the Executive on a non-confidential basis from a source other than the Company; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company; or (D) is required to be disclosed by applicable law.
(e)    Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between the Executive and the Company shall prohibit or restrict the Executive from lawfully: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the SEC, the Congress, and any agency Inspector General, (iii) accepting any SEC Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be required to notify the Company that such reports or disclosures have been made. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that the Executive has engaged in any such conduct.
8.    Non-Competition; Non-Solicitation; Non-Disparagement. The Executive agrees that during the Term and the Restricted Period, the Executive will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities in any area within which the Company conducts or is pursuing Company Business, unless such has previously been approved in writing by the Board after the Executive has provided the Board with full written disclosure of the relevant facts.
(a)    “Restricted Period” means the period during which the Executive remains employed by the Company and, solely with respect to clauses (b)(ii), (iii) and (iv) below, the period of eighteen (18) months following termination of the Executive’s employment under this Agreement for any reason, regardless of which party terminates such employment and regardless of the reason for such termination.
(b)    “Restricted Activities” means and includes the following:
(i)    Conducting, engaging or participating, directly or indirectly, as an employee, agent, independent contractor, consultant, advisor, partner, shareholder, investor, lender, underwriter or in any other similar capacity, in any business that directly competes with any part of the Company Business, provided, however, that for purposes of this Section 8(b)(i) only, the term Company Business shall be narrowly construed and geographically limited to the states of Ohio, North Dakota, South Dakota, Montana, Texas, New Mexico and Pennsylvania or any other shale play in which the Company conducts Company Business, or any other state in which the Company conducts activities outside of oil and gas as part of the Company Business or has taken material steps in preparation to conduct (and at such time reasonably expects to conduct) Company Business as of the date of termination;
(ii)    Recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent contract, part time or full time of the Company or otherwise soliciting any other employee of the Company for any purposes that would directly or indirectly interfere or conflict with the other employee’s employment by the Company. For purposes of this covenant any “other employee” shall refer to employees who provide services to the Company and who are still actively employed by the Company at the time of the attempted recruiting or hiring, or were so employed at any time within six (6) months prior to the time of such attempted recruiting or hiring;
(iii)    Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to, or for the use or benefit of the Executive or any other person or entity other than the Company; and
(iv)    Directly or indirectly interfering with the Company’s relationship with any person or entity who, on the date of the Executive’s termination of employment or during the eighteen (18)-month period immediately preceding such date of termination, is a customer, shareholder, investor, creditor, client, or vendor or Affiliate thereof.
(c)    The Executive agrees that at no time during or after the termination of the Executive’s employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its Affiliates or any of its respective directors, officers or employees. Similarly, the Company agrees that at no time following the termination of the Executive’s employment shall the Board or the Company’s executive officers (as defined in Section 16 of the Exchange Act) make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, performance or character of the Executive. However, the foregoing shall not apply to: (i) any person’s statements as a witness in a legal proceeding (as may be ordered by any regulatory agency or court or as otherwise required by law), or (ii) as may be necessary for either party to prosecute any claims relating to the enforcement of this Agreement.
(d)    The Company and the Executive acknowledge that the provisions contained in this Section 8 shall not prevent the Executive or the Executive’s affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company’s Business if the Executive and the Executive’s affiliates do not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of all classes of outstanding equity securities of such entity.
(e)    The Executive and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on the Executive than is necessary to protect the property rights and other business interests of Company.
9.    Definitions. For the purposes of this Agreement, the following definitions shall apply:
(a)    “Affiliate” shall mean, with respect to any Person, any Person that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, such Person within the meaning of Sections 414(b) or (c) of the Code; provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.
(b)    “Beneficial Owner” shall mean a Person who has beneficial ownership of any securities:
(i)    which such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of rights issued pursuant to the terms of any Rights Agreement of the Company, at any time before the issuance of such securities;
(ii)    which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or
(iii)    which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.
(c)    “Cause” shall mean a termination of the Executive’s employment because of: (1) any act or omission that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement, any equity plan or award document, or any other material agreement in writing between the Executive and the Company (other than as a result of Executive’s incapacity due to physical or mental illness); (2) the Executive’s conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) the Executive’s conduct in performing under this Agreement that constitutes a material breach of any policy or code of conduct established by the Company or a material violation of the rules of any governmental or regulatory body applicable to the Company that is injurious to the financial condition or business reputation of the Company; (4) the Executive’s refusal to follow the reasonable and lawful directions of the Board (other than as a result of Executive’s incapacity due to physical or mental illness); (5) Executive’s engaging in fraud, embezzlement, or act of moral turpitude, or any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates; or (6) a final order of the Securities and Exchange Commission (the “SEC”) that causes the Executive to become subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act of 1933, as amended. Notwithstanding anything in this Section 9(c) to the contrary, no event or condition described in Sections 9(c)(1), 9(c)(3), 9(c)(4) or 9(c)(5) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate the Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 9(c), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action.
(d)    “Change in Control” shall mean the occurrence of any of the following:
(i)    any Person (other than (A) the Company, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect Subsidiary of the Company) shall not be Continuing Directors for purposes of this definition until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the stockholders of the Company at a meeting of stockholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or
(iii)    the consummation of a merger, consolidation or share exchange of the Company with any other entity or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect Subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined Voting Power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or

(iv)    a complete liquidation or dissolution of the Company is effected or there is a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of twenty-four (24) consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least seventy-five percent (75%) of the combined Voting Power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, (1) no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the outstanding Voting Power of the Company’s then outstanding voting securities immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions and (2) to the extent necessary for any amounts considered to be deferred compensation subject to Section 409A of the Code to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” herein shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change of control under Section 409A of the Code solely for purposes of complying with the requirements of Section 409A of the Code.
(e)    “Company Business” shall mean, except as otherwise provided in Section 8(b)(i), the acquisition, exploration, and development of properties containing oil and natural gas resources for purposes of oil and natural gas production, including minority investment strategies, or other business activities that the Company conducts or has taken material steps in preparation to conduct (and reasonably expects to conduct) at the time of termination; provided, however, that, for so long as the Company does not have any operated oil and gas assets and has not undertaken affirmative steps to engage in operated oil and gas activities, Executive shall not be prohibited from working for businesses that primarily focus on operated oil and gas activities provided Executive does not engage in or provide services with respect to any non-operated oil and gas investments.
(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
(g)    “Confidential Information and Trade Secrets” may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as “Confidential” by the Company, and includes, but is not limited to, the following information and materials:
(i)    Financial information of any kind pertaining to the Company, including, without limitation, information about the profit margins, profitability, pricing, income and expenses of the Company or any of its products or lines of business and also including, without limitation, any and all information and records relating to the Company’s contracts or transactions with, or charges, prices or sales to, its customers, including invoices, proposals, confirmations, bills of ladings, statements, accounting records, bids, payment records or any other information or documents regarding amounts charged to or paid by customers, for any products or services which form any part of the Company Business;
(ii)    All information about and all communications received from, sent to or exchanged between the Company and any person or entity which has purchased, licensed, exchanged or otherwise entered into a transaction with the Company, or to which the Company has made a proposal with respect to the purchase, sale, license, exchange or other transaction involving any component, products or services which form any part of the Company Business;
(iii)    All of the Company’s technical data and any information pertaining to the Company Business, including, by way of example, research and development, scientific studies or analyses, details or training methods, and oil and gas technology;
(iv)    All customer contact information, which includes information about the identity and location of individuals with decision-making authority at the customer and the particular preferences, needs or requirements of the customer, or such individual, with respect to any of the products, goods, services or equipment which comprise any part of the Company Business, and all information about the particular needs or requirements of a customer based on its geographical, economic or other factors; and

(v)    Employee lists, phone numbers and addresses, pay rates, benefits and compensation packages, training programs and manuals, and other confidential information regarding the Company’s personnel.
Notwithstanding the foregoing, “Confidential Information,” for purposes of this Agreement, shall not extend to any information:
(vi)    that is or becomes in the public domain through no wrongful act or fault of the Executive;
(vii)    that was already known to the Executive prior to employment with the Company;
(viii)    that is obtained by the Executive from a third party who is not under a duty of nondisclosure owed to the Company;
(ix)    to which the Executive would not otherwise have access by virtue of the Executive’s employment with the Company and was independently developed by the Executive without any use of or reliance on any information that, without giving effect to this clause, would be considered Confidential Information and Trade Secrets of the Company; or
(x)    is required to be disclosed by law; provided, however, that prior to such disclosure the Executive shall deliver timely notice to the Company of such required disclosure and assist the Company in seeking protective relief thereof.
(h)    “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for 180 days out of any 365-day period.
(i)    “Good Reason” means any one of the following without the Executive’s prior written consent:
(i)    a material diminution of the Executive’s authority or duties (including, without limitation, (1) the continuous assignment to the Executive of any duties materially inconsistent with the Executive’s position with the Company, or (2) a material diminution in the nature or status of the Executive’s responsibilities); provided, however, that in no event will the Board’s strategic determination that the financial condition of the Company warrants a reduction in M&A activities, expenditures or capital allocations be considered a diminution in responsibility or authority for this purpose;
(ii)    the Company effects a material diminution of the Executive’s base compensation, unless such diminution is pursuant to a reduction of no more than twenty-five percent (25%) applied consistently (on a percentage basis) across-the-board to all senior executive officers of the Company;
(iii)    the removal of the Executive from the Executive’s current position with the Company;
(iv)    any requirement that the Executive, without the Executive’s prior written consent, move the Executive’s regular office to a location more than 100 miles from the Company’s current offices in Minnetonka, MN; or
(v)    any material breach by the Company of this Agreement or any other material agreement in writing between the Executive and the Company.
Notwithstanding the foregoing, no event or condition described above shall constitute Good Reason unless, (i) within ninety (90) days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, the Executive notifies the Company in writing that the Executive has determined a Good Reason exists and specifies the event creating Good Reason, (ii) following receipt of such notice, the Company fails to remedy such event within thirty (30) days, and (iii) the Executive provides formal Notice of Termination consistent with the requirements of Sections 4(c) and 4(i)(ii) with the Company immediately following the expiration of such 30-day period. All such conditions must be met for the Executive to have a Good Reason to terminate the Executive’s employment.

(j)    “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
(k)    “Subsidiary” means a “subsidiary corporation,” as defined in Section 424(f) of the Code, of the Company.
(l)    “Voting Power” shall mean the voting power of the outstanding securities of the applicable entity having the right under ordinary circumstances to vote in an election of directors.
10.    Arbitration.
(a)    Except as set forth in Section 11(h) hereof, any dispute, controversy, or claim between the Executive, on the one hand, and the Company, on the other hand, arising out of, under, pursuant to, or in any way relating to the Executive’s employment with the Company, including, without limitation, this Agreement, shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”) administered by JAMS and conducted pursuant to its Employment and Arbitration Rules & Procedures then in effect. The Arbitration hearing shall take place in Harris County, Texas (or such other location agreed to by the parties). Such Arbitration shall be before three (3) neutral arbitrators (the “Panel”) licensed to practice law and familiar with employment disputes. Any award rendered in any Arbitration shall be final and binding upon the parties to the Arbitration and not subject to judicial review except as required by law. The Panel may enter a default decision against any party who fails to participate in the Arbitration. The administration fees and expenses of the Arbitration shall be borne by the parties in accordance with and pursuant to JAMS’ Employment and Arbitration Rules & Procedures then in effect. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages. To submit a matter to Arbitration, the party seeking redress shall notify in writing, the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Panel shall render a single written, reasoned decision. The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding this Agreement for the sole purpose of enforcing the determination of the Arbitration hearing or, with respect to the Company, to seek injunctive or equitable relief pursuant to the terms of Section 11(h). The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to the agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is necessary to any legal proceeding, required by law, or in a proceeding to enforce any rights under this Agreement.
(b)    The Executive acknowledges that, by signing this Agreement, the Executive is waiving any right that the Executive may have to a jury trial or a court trial related to this Agreement.
(c)    The Executive agrees that Executive’s breach or threatened breach of any of the restrictions set forth in Section 7 or Section 8 of this Agreement will result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder, the Company shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain any such breach or threatened breach. Such relief shall be in addition to any and all other remedies, including the recovery of monetary damages, attorneys’ fees and costs, available to the Company against Executive for such breaches or threatened breaches. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 10 of this Agreement.
11.    Miscellaneous.
(a)    Cooperation; Defense of Claims. During and following the Term, the Executive shall reasonably cooperate with the Company in any internal inquiry or investigation, any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of the Company), that relates to the Executive’s actual or prior areas of responsibility or knowledge, or any administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred - and, if the Executive is no longer employed with the Company, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s Base Salary at the time of the Executive’s separation) for the Executive’s time - to comply with the Executive’s obligations under this Section 11(a). In addition, the Executive agrees that, during and following the Term, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility or knowledge.
(b)    Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
(c)    Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(d)    Entire Agreement. This Agreement, together with any exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof (including, without limitation, the Original Employment Agreement), all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter contained herein have been made by either party that are not expressly set forth in this Agreement.
(e)    Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Delaware, for the purposes of any proceeding arising out of or based upon this Agreement.
(f)    Severability. The provisions of this Agreement are deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder are enforceable to the fullest extent permitted by applicable law.
(g)    Reformation of Time, Geographical, and Occupational Limitations. In the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical, or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical, and occupational limitations as may be permitted by applicable law.
(h)    Specific Performance/Injunctive Relief. In the event of the Executive’s breach or violation of any provision of Section 7 or Section 8, the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and the Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.
(i)    No Assignment. Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.
(j)    Set-Off; No Mitigation. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder will be subject to set-off, counterclaim, or recoupment of amounts owed by the Executive to the Company or any of its Affiliates. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor will the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as provided in Section 4 hereof.
(k)    Successors; Binding Agreement. For purposes of Section 7 and Section 8, upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.
(l)    Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Northern Oil and Gas, Inc.
Attn: Chief Legal Officer
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343

If to the Executive:    To the most recent address of the Executive on record with the Company
(m)    Withholdings; Deductions. The Company is authorized to withhold and deduct from any benefits, amounts, or payments related to this Agreement or the Executive’s employment (i) all federal, state, local and other taxes and (ii) any other required deductions or withholdings. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any taxes of the Executive that should have been withheld.
(n)    Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control.
(o)    Counterparts. This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which together will constitute one and the same instrument. Electronic copies shall have the same force and effect as the originals.
(p)    Survival. The provisions of Section 4, Section 7, Section 8, Section 10, and Section 11(a) and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between the Executive and the Company.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE		NORTHERN OIL AND GAS, INC.

/s/ Erik Romslo		By:	/s/ Nicholas O’Grady
Name:	Erik Romslo	Name:	Nicholas O’Grady
		Title:	Chief Executive Officer

Date:	December 29, 2023	Date:	December 29, 2023

EXHIBIT A
EMPLOYMENT AGREEMENT

WAIVER AND RELEASE
This Waiver and Release is entered into pursuant to Section 4(h) of the Second Amended and Restated Employment Agreement (the “Agreement”) by and between Northern Oil and Gas, Inc., a Delaware corporation, and Erik Romslo, an individual, as follows:
1.    Definitions. I intend all words used in this Waiver and Release to have their plain meanings in ordinary English. Specific terms that I use in this Waiver and Release have the following meanings:
(a)    “I”, “me”, and “my” include both me, Erik Romslo, and anyone who has or obtains any legal rights or claims through me.
(b)    “NOG” means Northern Oil and Gas, Inc., any company or organization related to Northern Oil and Gas, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, Affiliates, joint venture partners, and divisions), and any successors of Northern Oil and Gas, Inc.
(c)    “Company” means NOG; the present and past officers, directors, managers, committees, members, and employees of NOG; any company providing insurance to NOG in the present or past; the present and past employee benefit plans sponsored or maintained by NOG (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for NOG; and anyone who has acted on behalf of NOG or on instructions from NOG.
(d)    “Employment Agreement” means the Second Amended and Restated Employment Agreement between me and NOG entered into as of December 29, 2023.
(e)    “My Claims” mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:
(i)    All claims arising out of or relating to my employment with NOG or the termination of that employment;
(ii)    All claims arising out of or relating to the statements, actions, or omissions of the Company;
(iii)    All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the Minnesota wage-hour and wage-payment laws, Minnesota’s Worker’s Compensation Act and non-retaliation statutes;
(iv)    All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
(v)    All claims for compensation of any kind, including without limitation, bonuses, commissions, expense reimbursements, and vacation pay (other than my final payroll payment and any payment for accrued and unused vacation leave as of the day upon which my employment with NOG terminates (the “Termination Date”) not yet paid to me as of the date I sign this Waiver and Release);
Exhibit A – Page 1

(vi)    All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;
(vii)    Any claim that a past unlawful decision has or has had a continuing effect on my compensation; and
(viii)    All claims for attorneys’ fees, costs, and interest.
However, My Claims do not include (i) any claims that the law does not allow to be waived, (ii) any claims that may arise after the date on which I sign this Waiver and Release, (iii) my rights to indemnification under applicable law, any indemnification agreement with the Company, or the charter documents of the Company (or any successor), (iv) my rights under any insurance policy maintained by the Company (or any successor), (v) my right to receive reimbursements for reasonable business expenses accrued prior to my Termination Date and not yet paid to me as of the date I sign this Waiver and Release, (vi) my right to receive my final payroll payment or payment for any accrued and unused vacation leave as of my Termination Date if not yet paid to me as of the date I sign this Waiver and Release, (vii) my rights to receive benefits to which I am entitled under the Employment Agreement, and (viii) any rights I have related to the any options, warrants, restricted stock, restricted stock units or other equity interests in the Company (the “Securities”), which shall continue to be governed by and subject to the terms and conditions of the applicable grant agreements, board resolutions, and plan documents governing the Securities (including, to the extent applicable, the Employment Agreement). Furthermore, I understand that nothing in this Waiver and Release prevents me from filing a claim against NOG with the U.S. Equal Employment Opportunity Commission (“EEOC”) or any comparable state or local agency or participating in any such agency’s investigation of NOG, but I acknowledge and agree that this Waiver and Release waives and releases, to the fullest extent legally permissible, my entitlement to any form of personal relief arising from any such claim that I or others may file. Additionally, nothing in this Waiver and Release prevents me from receiving any monetary award to which I become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
2.    Consideration. I will receive consideration from NOG in accordance with Section 4 of the Employment Agreement provided I sign and do not rescind this Waiver and Release as provided below and otherwise satisfy all other conditions to such receipt under this Waiver and Release. I understand and acknowledge that the consideration I am receiving is in addition to anything of value that I would be entitled to receive from NOG if I did not sign this Waiver and Release or if I revoked this Waiver and Release.
3.    Agreement to Waive and Release My Claims. In exchange for the consideration from NOG, I give up and release all of My Claims and agree to the other terms of this Waiver and Release. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims and my agreement to the other terms of this Waiver and Release.
4.    Additional Agreements and Understandings. Even though NOG will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
5.    Return of Property. I represent that I have returned to NOG all materials, documents, equipment, confidential information and other property of the Company in accordance with the Employment Agreement. I agree that if I later discover any additional Company property or in my possession or control, I will promptly return it to NOG.
6.    Confidentiality. I understand that the terms of this Waiver and Release are confidential and that I may not disclose those terms to any person except my spouse, my legal counsel or tax advisor(s), or as may be required by law. If I disclose any such confidential information to any person identified above, I must simultaneously inform the person to whom the disclosure is being made that the person must keep such information strictly confidential and that the person may not disclose such confidential information to any other person without the advance written consent of me and an authorized representative of NOG. Notwithstanding any language above to the contrary, nothing in this Waiver and Release is intended to, and does not, interfere with my rights under federal, state or local civil rights or discrimination laws to file a charge of discrimination with the EEOC or any similar state or local administrative agency, to participate in any investigation or proceeding conducted by the EEOC or any
Exhibit A – Page 2

similar state or local agency, or to provide truthful, non-trade secret information to the EEOC or any similar state or local agency or in response to any subpoena or other legal process.
7.    Acknowledgment of Continuing Obligations Under My Employment Agreement. I hereby acknowledge and confirm that I remain bound by all terms of my Employment Agreement that survive the termination of my employment with NOG, including all such obligations identified in Sections 11(p) of the Employment Agreement.
8.    Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Waiver and Release. My decision whether to sign this Waiver and Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
9.    Period to Consider this Waiver and Release. I understand that I have twenty-one (21) days from the date I receive this Waiver and Release or my Termination Date, whichever is later and not counting the day I receive this Waiver and Release or my Termination Date (as applicable), to consider whether I wish to sign this Waiver and Release. I understand that I may not sign this Waiver and Release prior to my Termination Date. If I sign this Waiver and Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Waiver and Release. I agree that any changes made to this Waiver and Release before I sign it, whether material or immaterial, will not restart the 21-day period.
10.    My Right to Revoke this Waiver and Release. I understand that I may revoke this Waiver and Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Waiver and Release will not become effective or enforceable unless and until the fifteen (15) day revocation period has expired without my revoking it.
11.    Procedure for Accepting and Revoking this Waiver and Release. To accept the terms of this Waiver and Release, I must deliver the Waiver and Release, after I have signed and dated it, to NOG by hand or by mail within the twenty-one (21) day period that I have to consider this Waiver and Release. To revoke my acceptance of this Waiver and Release, I must deliver a written, signed statement that I revoke my acceptance to NOG by hand or by mail within the fifteen (15) day revocation period. All deliveries must be made to NOG at the following address:
Attn: Chief Legal Officer
Northern Oil and Gas, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
If I choose to deliver my acceptance or the revocation of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to NOG at the address stated above.
12.    Interpretation of this Waiver and Release. This Waiver and Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Waiver and Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Waiver and Release will remain in full force and effect with respect to all the rest of My Claims.
13.    Governing Law; Jurisdiction. This Waiver and Release shall be interpreted and construed in accordance with the laws of the State of Delaware. I consent to jurisdiction of the courts of the State of Delaware and/or the federal district courts in Delaware, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Waiver and Release, and hereby waive any defense of lack of personal jurisdiction or inconvenient forum, except, in each case, for any such issues submitted to arbitration in accordance with Section 10 of the Employment Agreement.
14.    Entire Agreement. I agree that this Waiver and Release contains all the agreements between me and the Company with regard to the matters stated herein and supersedes all prior written or oral understandings or agreements, express or implied, with regard to the matters stated herein; provided, however that my Employment Agreement, any qualified employee benefit plans sponsored by the NOG in which I am a participant, and the applicable grant agreements, board resolutions, and plan documents governing the Securities each shall remain in effect in accordance with their terms. This Waiver and Release may be amended only in writing, signed by me and an authorized representative of NOG.
Exhibit A – Page 3

15.    My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. Other than the consideration, which I understand is payable only if I satisfy all conditions described herein, and my final payroll payment and payment for any accrued and unused vacation leave as of my Termination Date not yet paid to me as of the date I sign this Waiver and Release, I represent and confirm that I have been fully paid for all wages, overtime, vacation, commissions, bonuses, and other compensation that I earned during my employment with NOG. I have read this Waiver and Release carefully. I understand all of its terms. In signing this Waiver and Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Waiver and Release. I am voluntarily releasing My Claims against the Company. I intend this Waiver and Release to be legally binding.
[SIGNATURE ON NEXT PAGE]
Exhibit A – Page 4

My signature below indicates my agreement, understanding, and acceptance of this Waiver and Release and its terms and conditions.

Erik Romslo:
Date: